Exhibit 2.2

SHAREHOLDERS’ AGREEMENT

               This SHAREHOLDERS’ AGREEMENT (this “Agreement”) dated as of June 30, 2013 is entered into by and among Cameron International Corporation, a Delaware Corporation (“Cameron”), Schlumberger Limited, a Curaçao corporation (“Schlumberger”), Schlumberger Technology Corporation, a Texas corporation (“Schlumberger US”), Schlumberger Holdings BV, a Netherlands limited liability company (“Schlumberger BV” and, together with Cameron, Schlumberger and Schlumberger US, the “Shareholders”), OneSubsea LLC, a Delaware limited liability company (“US Venture Entity”), OneSubsea B.V., a Netherlands private company with limited liability (“Non-U.S. Venture Entity”) and OneSubsea Lux German Holdings S.à r.l., a Luxembourg private company with limited liability (“Lux Venture Entity” and, together with US Venture Entity and Non-U.S. Venture Entity, the “Venture Entities”).

RECITALS

WHEREAS, Cameron and Schlumberger own, directly or through various subsidiaries, the other Shareholders; and

WHEREAS, Cameron and Schlumberger US own 60% and 40% ownership interests, respectively, in US Venture Entity; and

WHEREAS, one of Cameron’s Affiliates, on the one hand, and Schlumberger BV, on the other, own 60% and 40% ownership interests, respectively, in Non-U.S. Venture Entity; and

WHEREAS, Cameron and Schlumberger BV own 60% and 40% ownership interests, respectively, in Lux Venture Entity; and

WHEREAS, the parties believe that it is in their best interests to provide for, among other things, an Executive Committee with respect to the Venture Entities;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
EXECUTIVE COMMITTEE

1.1.          Shareholders’ Representatives

(a)  Cameron shall appoint three senior representatives (one of whom shall be the CEO (as defined below) of the Venture Entities and one of whom shall be the chief executive officer of Cameron) and Schlumberger shall appoint two senior representatives (one of whom shall be the chief executive officer of Schlumberger) (the “Representatives”) to serve on an Executive Committee (the “Committee”), to direct the management of the Venture Entities and provide general oversight of the Venture Entities, it being understood that (i) during any period in which the Venture does not have a CEO, Cameron may appoint an interim Representative to serve as one of its three Representatives until a CEO is appointed as provided in Section 1.1(b) and (ii) during any period in which Cameron or Schlumberger does not have a chief executive officer or the chief executive officer is unavailable to serve as a Representative, Cameron or Schlumberger, as applicable, may appoint an interim Representative to serve as one of its Representatives until it has appointed a new chief executive officer or its chief executive officer becomes available to serve as a Representative.  The Venture Entities shall be subject to the oversight of the Committee and the responsibilities of the Committee shall include approval and adoption of the annual business plan and capital and operating budgets of the Venture Entities; approval of any unbudgeted expenditures in excess of $5,000,000, distributions, capital calls and financing decisions; the appointment, removal and compensation of senior management of the Venture Entities; and oversight with respect to the compliance by the Venture Entities with the corporate policies applicable to the Venture in accordance with Section 2.4 with respect to ethics, anti-bribery laws and other similar matters, in each case in accordance with the provisions of this Agreement. The parties agree to take any and all actions necessary or advisable to cause the Venture Entities to effect the decisions made by the Committee and to otherwise act (and to refrain from acting) in compliance with the provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, each Shareholder intends that neither Non-U.S. Venture Entity nor any of its subsidiaries will be engaged in a trade or business within the United States as that phrase is used in Section 882(a) of the Internal Revenue Code of 1986, as amended.  The initial Representatives are as follows:

Cameron Representatives

1. Jack Moore

2. John Carne

3. Charles Sledge

Schlumberger Representatives

1. Paal Kibsgaard

2. Ashok Belani

(b)  One of the Representatives appointed by Cameron shall be designated by Cameron to serve as the Chief Executive Officer of the Venture (as defined below) (the “CEO”).  As provided in Section 1.1(a), during any period in which the Venture does not have a CEO, Cameron will have the right to appoint an interim Representative until a CEO is appointed.  The initial CEO shall be John Carne.  The CEO shall oversee the operations of the Venture and shall perform such duties as from time to time may be assigned to him by the Committee.  The CEO may not be removed as CEO except by Cameron, which may appoint a successor CEO; provided, that any replacement of the CEO shall be subject to the consent of Schlumberger, which consent shall not be unreasonably withheld, conditioned or delayed.  To facilitate the orderly conduct of meetings of the Committee, the CEO shall preside at such meetings, and in his absence another Representative appointed by Cameron shall preside.

(c)  Except as otherwise provided, the Committee shall act at meetings thereof duly convened and held as provided in this Agreement.  Except as otherwise provided in Section 1.1(e), a quorum shall exist for the transaction of business by the Committee if at least two of the Representatives appointed by Cameron and one Representative appointed by Schlumberger are present.  Each Representative shall have one vote on any matter submitted to the Committee for approval.  Except as otherwise provided herein, the vote of a majority of the Representatives at a meeting at which a quorum is present shall constitute the act of the Committee. Notwithstanding anything to the contrary contained in this Agreement, a quorum shall be deemed to exist at a meeting if (i) no Representatives appointed by Schlumberger are present, in person or by proxy, (ii) no Representatives appointed by Schlumberger were present, in person or by proxy, at each of the two meetings immediately preceding such meeting and (iii) at least one Representative appointed by Cameron is present, in person or by proxy.

(d)  The Representatives may participate in a meeting thereof by means of conference telephone, video conference or similar communications equipment allowing all participants to hear each other.  Participation by such means shall constitute presence in person at a meeting.

(e)  Notwithstanding Section 1.1(c), any action required or permitted by this Agreement to be taken at a meeting of the Committee may be taken if a majority of the Representatives consent in writing to the taking of such action; provided, that the approval of the Annual Financial Plan and the Strategic Plan pursuant to Section 1.3 and the actions specified in Section 1.4 may only be taken if all of the Representatives consent in writing to the taking of such action. Notice and a copy of any proposed consent pursuant to this Section 1.1(e) shall be sent concurrently to all Representatives in accordance with Section 3.4, and no such consent requiring only majority approval of the Representatives shall become effective until the earliest of the following: (i) at least one Representative appointed by each of Cameron and Schlumberger has consented in writing, (ii) if a Representative appointed by Schlumberger calls a special meeting within seven days of the date that the proposed consent was sent to all of the Representatives to discuss the subject of such consent, immediately after such meeting takes place (and regardless of whether a quorum is present) or (iii) if no Representative appointed by Schlumberger calls a special meeting within seven days of the date that the proposed consent was sent to all of the Representatives to discuss the subject of such consent, immediately after such seven-day period.

(f)  The Committee may hold meetings, both regular and special, in any mutually agreed upon location.

(g)  Regular meetings of the Committee may be held without notice at such time and at such place as shall from time to time be determined by unanimous consent of the Representatives, but no less frequently than twice each calendar year.

(h)  Special meetings of the Committee may be called by any Representative on 14 days’ notice to the other Representatives in accordance with Section 3.4.  A Representative may waive notice of a meeting either before or after a meeting.  Any Representative attending a meeting, unless he attends for the specific purpose of objecting to the transaction of any business at the meeting because he in good faith believes that the meeting has not been properly called or convened, shall be deemed to have received proper notice.

(i)  A Representative may only be removed or replaced by the party that appointed him or her.

(j)  Any Representative may (i) designate an alternate person to represent him as a Representative at a meeting of the Committee and for all purposes incidental thereto or (ii) give a Representative appointed by the same party (or an alternate designated by either such Representative) his or her written proxy to vote at any meeting.  Any Representative represented by proxy at a meeting shall be deemed to be in attendance for quorum purposes.

1.2.           Actions Requiring Presentation to the Executive Committee

The following matters shall be presented to the Committee for its approval:

(a)  Any matter that would require the special vote required under Sections 1.3 or 1.4;

(b)  The Strategic Plan (as defined below) and any annual updates of the same;

(c)  The Annual Plan (as defined below) and any quarterly updates of the same;

(d)  Appointment and removal of the senior management team (other than the CEO, whose appointment and removal is governed by Section 1.1(b), and the “controller” and the “marketing and technical director” of the Venture); the “controller” and the “marketing and technical director” of the Venture may not be removed from such position except by Schlumberger, which may appoint a successor to each such position; provided, that any replacement of the “controller” or the “marketing and technical director” shall be subject to the consent of Cameron, which consent shall not be unreasonably withheld, conditioned or delayed. The joint venture will endeavor to select the best candidates for senior management positions from Cameron, Schlumberger or third parties and to ensure that each shareholder has roughly the representation proportional to its shareholding among the management team;

(e)  Compensation of the senior management team; provided, that the vote of two Representatives appointed by Cameron (other than the CEO) shall constitute the act of the Committee with respect to the compensation of the CEO; and

(f)  Matters involving compliance with the corporate policies applicable to the Venture in accordance with Section 2.4 regarding ethics, anti-bribery and other similar matters, including without limitation any decision to report alleged violations of such policies to governmental authorities.

1.3.          Annual Plan; Strategic Plan

(a)  The Venture shall provide to the Committee, in preliminary form no later than September 1 of each fiscal year and in final form no later than October 31 of each fiscal year (except with respect to the initial Annual Plan, which shall be agreed in preliminary form by the Shareholders at or prior to the Closing (as such term is defined in the Master Formation Agreement) and shall be agreed in final form within 90 days following the Closing), a reasonably detailed financial plan for the Venture’s subsequent fiscal year, together with a financial and capital budget (including cash flow analysis) (the “Annual Financial Plan”), and a reasonably detailed operational plan and budget that outlines, among other things, the Venture’s operations, capital plan, research and development projects, human resources requirements and estimated capital costs and the timing for the implementation of such operations, plan, projects, requirements and expenditures (the “Annual Operational Plan”, and together with the Annual Financial Plan, the “Annual Plan”). The Annual Operational Plan will provide operational detail of how the Strategic Plan will be implemented in a given fiscal year. Notwithstanding Section 1.1(c), the Annual Financial Plan will be subject to the review and approval of each Representative. The Annual Operational Plan will be subject to the review and approval of the Committee.  The Representatives shall use commercially reasonable efforts to approve or amend the Annual Plan within 30 days after the date on which it is first delivered to the Committee.  If at any time a decision cannot be reached by the Committee with respect to approval of the Annual Plan during such 30-day period, the most recent Annual Plan (the “Default Annual Plan”) shall be adopted with the following modifications for the Venture:  (i) to the extent that the Representatives are able to reach agreement with respect to any portion of the new Annual Plan, such portion as to which agreement exists shall be applied as part of the Default Annual Plan; and (ii) with respect to all expenses, the portion of the Annual Plan for the preceding fiscal year relating to such expenses (excluding the prior fiscal year’s extraordinary and nonrecurring items, including extraordinary and nonrecurring capital expenditures, but including any scheduled commitments or expenditures for the then current fiscal year), adjusted by a factor to reflect general industry-wide changes in prices for fixed expenses together with an adjustment for variable expenses in accordance with the projected variances in their bases and for contractual commitments in accordance with their terms.

(b)  The Venture shall provide to the Committee, in preliminary form no later than September 1 of each fiscal year and in final form no later than October 31 of each fiscal year, a reasonably detailed strategic, technological and financial plan for the Venture’s subsequent three fiscal years that outlines the Venture’s market outlook and trends, growth plans and assumptions, technology gaps, research and development themes and initiatives, and other strategic initiatives and the projected capital costs and earnings contribution for each (the “Strategic Plan”).  The senior management team of the Venture will review the Strategic Plan annually to determine if any modifications are required and, if required, will submit its recommended modifications to the Committee for approval.  Notwithstanding Section 1.1(c), the Strategic Plan will be subject to the review and approval of each Representative.  The Representatives shall use commercially reasonable efforts to approve or amend the Strategic Plan within 30 days after the date on which it is first delivered to the Committee.  If at any time a decision cannot be reached by the Committee with respect to approval of the Strategic Plan during such 30-day period, the most recent Strategic Plan shall be continued.

1.4.          Actions Requiring a Special Vote of the Representatives

Notwithstanding Section 1.1(c) and in addition to the approval of the Annual Financial Plan and the Strategic Plan provided in Section 1.3, the Venture Entities and their subsidiaries shall not take any of the following actions unless approved unanimously by all Representatives, and such unanimous approval shall constitute the approval of the Committee with respect thereto:

(a)  Any change in the scope or purpose of a Venture Entity or entry into any line of business in which the Venture Entity is not then engaged;

(b)  Take any action with respect to

(i)  the liquidation or dissolution of a Venture Entity, other than the liquidation or dissolution of a Venture Entity in connection with a Change of Control Event (as defined in the Master Formation Agreement (as defined below)) pursuant Section 11.1 of the Master Formation Agreement dated as of November 14, 2012 by and among Cameron, Schlumberger and the other parties listed on the signature pages thereto (as amended and supplemented through the date hereof, the “Master Formation Agreement”);

(ii)  any merger, consolidation or reorganization of a Venture Entity or any of their respective subsidiaries, other than a merger, consolidation or reorganization pursuant to Section 11.1 of the Master Formation Agreement; or

(iii)  the acquisition of another business or entity;

(c)  Making capital expenditures not reflected in the current Annual Plan or Strategic Plan in excess of $10,000,000 in any fiscal year;

(d)  Any sale, lease, transfer or other disposition of any asset or group of assets (other than obsolete equipment) in any transaction or series of related transactions, unless (i) the book value and fair market value of such assets or group of assets does not exceed $5,000,000 in any trailing 12-month period; (ii) such sale, lease, transfer or disposition is in the ordinary course of business and not in excess of $10,000,000  in any trailing 12-month period, or (iii) contemplated by the Annual Plan;

(e)  A Venture Entity’s incurrence or assumption of Indebtedness (other than customer advances, performance bonds and similar forms of Indebtedness incurred in the ordinary course of business) in excess of $25,000,000;

(f)  Make any distributions (other than distributions to fund Shareholders’ payments of any taxes and annual distributions of the free cash flow of the Venture Entities pursuant to Section 7.11 of the Master Formation Agreement) by a Venture Entity;

(g)  Taking any act that in good faith could be interpreted as contrary to the corporate policies applicable to the Venture in accordance with Section 2.4 regarding ethics, anti-bribery and other similar matters, or the application of any material change in such corporate policies to the Venture Entities;

(h)  Take any action with respect to

(i)  amendments to the organizational documents of a Venture Entity;

(ii)  issuance of additional equity interests or options, warrants, preemptive, subscription or other rights to acquire equity interests, or securities convertible into equity interests, in a Venture Entity or any of their respective subsidiaries;

(iii)  admission of new members to the Venture, or transfers of Cameron’s or Schlumberger’s interest in the Venture, except, in each case, pursuant to the transfer provisions in Article 11 of the Master Formation Agreement;

(iv)  any change in the Percentage Interests held by Cameron and its Affiliates and Schlumberger and its affiliates, respectively, in the Venture Entities;

(i)  Entry into any contract between such Venture Entity or any of its Affiliates, on the one hand, and Cameron, Schlumberger or any of their respective Affiliates, on the other hand, including all terms and conditions of such contract and any amendment thereto, including transactions for headquarters and corporate allocations and administrative, operational, support and transition services from Cameron or Schlumberger to the Venture;

(j)  Entry into any contract for the sale of products or services by Cameron, Schlumberger or any of their respective Affiliates to a Venture Entity or by a Venture Entity to Cameron, Schlumberger or any of their respective Affiliates, unless such contract is on arms-length terms that are no less favorable to the Venture in the aggregate than those available from unrelated third parties for similar transactions in similar circumstances;

(k)  Entry into any joint development, intellectual property licensing or technology transfer agreements between a Venture Entity and any third party (including agreements with Cameron, Schlumberger or any of their respective Affiliates) or the indirect transfer of intellectual property to any such third party through the sale or transfer of a subsidiary of any Venture Entity, in each case taking into account the review and recommendation of the Technical Committee (as defined below) with respect to such agreement, excluding agreements with customers or suppliers in the ordinary course of business; and

(l)  Make capital calls by a Venture Entity, unless such capital call is consistent with the Annual Plan or Strategic Plan then in place.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question; provided, however, that no Venture Entity shall be considered an Affiliate of any of Cameron, Schlumberger, Schlumberger US or Schlumberger BV. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person, or in any manner, providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness or other obligation against loss (whether arising by virtue of partnership arrangements, by obtaining letters of credit, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, trade advertising and accrued obligations), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person.  For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

“Person” means any corporation, limited liability company, individual, joint stock company, joint venture, partnership, unincorporated association, governmental authority or other entity.

“Venture” means the Venture Entities and their respective subsidiaries on a consolidated basis.

1.5.          Notice of Developments Regarding the Venture

The Venture shall give prompt notice to each Representative of any material developments or changes affecting the Venture or its business, operations, assets, liabilities or prospects, including without limitation: (i) any suit, action, arbitration, investigation, claim or litigation against a Venture Entity or any of its officers or employees in their capacities as such (which shall include any pending action or action threatened in writing) involving amounts exceeding $1,000,000; (ii) any change by the Venture in its accounting methods, principles or practices other than as required by generally accepted accounting principles; and (iii) any casualty loss affecting any material portion of the assets or businesses of the Venture.

1.6.          Indemnification

At the Closing, each Venture Entity shall enter into an indemnification agreement in the form attached as Exhibit A hereto with each Representative and each member of its Governing Body (as defined below), in each case, who is an employee or a secondee of such Venture Entity.  The applicable Venture Entity shall enter into an indemnification agreement in the form attached as Exhibit A hereto with certain officers of the Venture Entities (as agreed upon by the Shareholders) within 30 days after the appointment of each such officer.  Each of the Shareholders shall severally guarantee (in accordance with its Percentage Interest) the obligations of the Venture Entities under such indemnification agreements.  The constituent documents of each Venture Entity shall permit and provide for such indemnification.

1.7.          Capital Calls

If a Shareholder fails to contribute all or part of any capital call by a Venture Entity required of such Shareholder in accordance with this Agreement, then such Shareholder shall be in default hereunder.  If the defaulting Shareholder fails to cure such default within 14 days after receipt of written notice thereof from the Committee or any other Shareholder, then any distributions to which the defaulting Shareholder would otherwise be entitled shall be reduced by the appropriate Venture Entity, and applied to fund the defaulted capital call, until the default (including any accrued and unpaid interest) is cured.  For the avoidance of doubt, the rights and remedies referred to in this Section 1.7 shall be in addition to, and not in limitation of, any other rights or remedies available to any non-defaulting Shareholder or the Venture Entities under this Agreement at law, in equity or otherwise.

ARTICLE II
AUDIT AND INSPECTION RIGHTS; GOVERNING BODIES; TECHNICAL COMMITTEE;
VENTURE POLICIES; FINANCIAL STATEMENTS

2.1.          Audit and Inspection Rights

Each of Cameron and Schlumberger and their respective subsidiaries and duly authorized representatives (the “Auditing Parties”) shall have the right, at any time and from time to time, upon reasonable prior notice, to inspect, review and/or conduct an audit of the records of the Venture during regular business hours.  In connection with such inspection, review or audit, the Venture shall make available its books, records and accounts during regular business hours upon reasonable notice.  Access by Auditing Parties to Venture personnel, documentation, systems and records shall not be unreasonably withheld.  Any inspection, review or audit by an Auditing Party in accordance with this paragraph shall be at the sole cost and expense of Cameron or Schlumberger, as the case may be.

2.2.          Governing Bodies of the Venture Entities

(a)  The governing bodies of the US Venture Entity and the Non-U.S. Venture Entity shall each be comprised of five members, three of which shall be appointed by Cameron and two of which shall be appointed by Schlumberger.  The governing body of the Lux Venture Entity (together with the governing bodies of the US Venture Entity and the Non-U.S. Venture Entity, the “Governing Bodies”) shall be comprised of four members appointed by Cameron.  A member of a Governing Body may be removed or replaced by the party that appointed him.  In addition, promptly following the request of the other party, each of Cameron and Schlumberger shall act to remove any member of a Governing Body appointed by such Shareholder if such member has not acted in accordance with the direction of the Committee.

(b)  With respect to the Governing Body of the US Venture Entity:

(i)  the members of each such Governing Body shall be persons who are based in the United States; and

(ii)  each such Governing Body shall hold all meetings at one or more locations within the United States.

(c)  With respect to the Governing Body of the Non-U.S. Venture Entity:

(i)  the members of such Governing Body shall be persons who are based outside the United States; and

(ii)  such Governing Body shall hold all meetings at one or more locations outside the United States.

(d)  With respect to the Governing Body of the Lux Venture Entity:

(i)  the members of such Governing Body shall be persons who are based outside the United States; and

(ii)  such Governing Body shall hold all meetings at one or more locations outside the United States.

2.3.           Technical Committee

Cameron shall appoint two representatives, Schlumberger shall appoint two representatives and the Venture shall appoint two representatives (the “TSC Members”) to serve on a Technical Steering Committee (the “Technical Committee”) to oversee technical direction of the Venture and the fulfillment of research and development obligations, including any joint development, licensing or technology transfer agreements and collaborations with or developments funded by the Shareholders and their respective Affiliates.  These TSC Members shall be granted broad access to the research and technology development plans and projects of the Venture, except for (a) any such plan or project that involves any independent third party and is protected by confidentiality provisions that prohibit such access by Schlumberger, in which case Schlumberger and its TSC Members will not have access to any aspect of that plan or project, or (b) any such plan or project that involves any independent third party and is protected by confidentiality provisions that prohibit such access by Cameron, in which case Cameron and its TSC Members will not have access to any aspect of that plan or project. The Technical Committee shall meet at least twice annually.  A quorum shall exist if at least one TSC Member appointed by Cameron, one TSC Member appointed by Schlumberger and one TSC Member appointed by the Venture are present.  Each TSC Member shall have one vote on any matters submitted to the Technical Committee for approval.  The vote of a majority of the TSC Members at a meeting at which quorum is present shall constitute the act of the Technical Committee.  Up to twice per year when requested by the TSC Members from either party or the Venture, each of the US Venture Entity and the Non-U.S. Venture Entity shall present a research and development report to the Technical Committee detailing (i) existing and planned research and development projects, (ii) current status, significant progress and significant failures of ongoing research and development projects, (iii) patent status, invention disclosures, prosecution status and maintenance status and (iv) such other information as any TSC Member may reasonably request. Notwithstanding anything in this Agreement to the contrary, the Technical Committee shall be limited to an advisory role only.  The initial TSC Members are as follows:

Cameron TSC Members

1. John Bartos

2. Owen Serjeant

Schlumberger TSC Members

1. Kyel Hodenfield

2. Uwem Upkong

Venture TSC Members

1. Werner Menz

2. Justin Rounce

2.4.          Venture Policies

The Venture shall initially be governed by Cameron’s policies with respect to any ethics, anti-bribery law or other similar matter. The parties agree to periodically review such corporate policies applicable to the Venture and to cooperate in good faith to make such changes, amendments or revisions to such corporate policies as Schlumberger may reasonably request.

2.5.          Financial Statements

(a)  The Venture Entities shall provide to the Shareholders combined financial information, prepared in accordance with Cameron’s accounting policies and practices, within 30 days following the end of each calendar month.  Such financial information shall include an income statement, a statement of cash flows and a balance sheet and shall be prepared on a consolidated basis for the Venture Entities and on a consolidating basis for each of the Venture Entities separately, for the calendar month, the calendar quarter to date and the year to date period.

(b)  There shall be an annual audit of the aggregate operations and businesses of the Venture Entities, taken as a whole, conducted by Ernst & Young LLP, or whatever independent auditor Cameron is then using, the first of which shall occur as of the Closing Date. The parties agree to, and agree to cause each of the Venture Entities to, cooperate with such independent auditor with respect to such audits and to make the results thereof available to Cameron and Schlumberger.  The audited financial statements shall be prepared on a consolidated basis for the Venture Entities and on a consolidating basis for each of the Venture Entities separately.

ARTICLE III
GENERAL PROVISIONS

3.1.          Amendment

This Agreement may not be amended, altered or modified except by agreement of the Shareholders.

3.2.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to Contracts made and to be performed therein, without giving effect to the principles of conflicts of law thereof.

3.3.          Counterparts; Delivery by Electronic Transmission

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of facsimile or email, shall be treated in all respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

3.4.          Notices

All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, by reputable overnight delivery service that requires a signature on delivery or sent by email or facsimile machine with confirmation of receipt to the Persons identified below, or three days after mailing in the U.S. Mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

if to Cameron:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Facsimile: (713) 513-3421
Email:  william.lemmer@c-a-m.com
Attn.:  General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY  10019
Facsimile:  (212) 474-3700
Email:  sbarshay@cravath.com; gschoen@cravath.com
Attn:   Scott A. Barshay
    George F. Schoen

if to Schlumberger, Schlumberger US or Schlumberger BV:

Schlumberger Limited
5599 San Felipe
Suite 1700
Houston, Texas 77056
Facsimile: (713) 375-3481
Email: ajuden@slb.com
Attn.: Alexander C. Juden; Secretary & General Counsel

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas  77002
Facsimile: (713) 229-7701
Email:  david.kirkland@bakerbotts.com; breen.haire@bakerbotts.com
Attn.:  J. David Kirkland Jr.
    M. Breen Haire

if to US Venture Entity:

OneSubsea LLC
4646 W. Sam Houston Parkway N.
Houston, TX 77041
Facsimile: 713-939-2753
Email:  Meredith.Canada@c-a-m.com
Attn.:  Meredith Canada; Chief Legal Officer

if to Non-U.S. Venture Entity:

OneSubsea B.V.
4646 W. Sam Houston Parkway N.
Houston, TX 77041
Facsimile: 713-939-2753
Email:  Meredith.Canada@c-a-m.com
Attn.:  Meredith Canada; Chief Legal Officer

if to Lux Venture Entity:

OneSubsea Lux German Holdings S.à r.l.
4646 W. Sam Houston Parkway N.
Houston, TX 77041
Facsimile: 713-939-2753
Email:  Meredith.Canada@c-a-m.com
Attn.:  Meredith Canada; Chief Legal Officer

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 3.4.

3.5.          Enforcement

(a)  Each of the parties agrees that it shall take no action to prevent any of the Venture Entities from seeking to enforce any of the obligations of any of the other parties, as the case may be, under this Agreement or to obtain damages as a result of any breach thereof. Each of the parties agrees that it shall not withhold its consent, and shall cause its representatives on the board of directors, management committee or other governing body of any of the Venture Entities not to withhold their consent, to any of the Venture Entities taking any such action against it.

(b)  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

3.6.          Survival of Rights

Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

3.7.          Terminology

All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa.  Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself.  Unless otherwise specified, all references in this Agreement to Articles, Sections or Exhibits are deemed references to the corresponding Articles and Sections of, or Exhibits to, this Agreement, each such Exhibit being made a part hereof for all purposes.  The term “parties” shall mean Cameron, Schlumberger, the other Shareholders and the term “party” shall mean any one of them.  Capitalized terms used but not defined herein shall have the meanings specified in the Master Formation Agreement.

3.8.          Further Assurances

Each party agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

3.9.          Parties in Interest; Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and it is not intended to confer upon any other Person any rights or remedies hereunder, except that each Representative and each member of a Governing Body, in each case, who is an employee or secondee of a Venture Entity, shall be considered to be a third-party beneficiary of Section 1.6. Subject to Section 11 of the Master Formation Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties without the prior written consent of the other parties, except that Cameron, Schlumberger, Schlumberger US or Schlumberger BV may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve Cameron, Schlumberger, Schlumberger US or Schlumberger BV, as the case may be, of any of its obligations under this Agreement).

3.10.        Severability

If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the parties hereto prior to the determination of such invalidity or unenforceability.

3.11.        Obligations of Schlumberger and Cameron

Whenever this Agreement requires Schlumberger or Cameron to take any action, such requirement shall be deemed to be a requirement of the applicable subsidiary or subsidiaries of Cameron or Schlumberger which holds the interests in the Venture Entity or Venture Entities in the country in which the action is required to be taken and a guarantee of such performance by Cameron or Schlumberger, as applicable.

3.12.        Jurisdiction and Venue

Each of the parties irrevocably agrees that if any dispute between the parties relating to this Agreement cannot be resolved amicably by the parties, any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect thereof brought by the other party hereto or its successors or assigns, shall be brought and determined in a Texas state court or U.S. federal district court in Texas, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 3.12 and shall not be deemed to be general submission to the jurisdiction of said courts or in the State of Texas other than for such purpose.

3.13.        Non-Waiver

No consent or waiver, express or implied, by a party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party hereunder.  Failure on the part of a party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.  The giving of consent by a party in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance.

3.14.        No Fiduciary Duties of Shareholders

To the fullest extent permitted by Applicable Law (as defined in the Master Formation Agreement) (including Section 18-1101 of the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq., as amended from time to time (the “Delaware Act”)), notwithstanding any other provision of this Agreement or otherwise of Applicable Law, including any in equity or at law, no Shareholder (and solely in their capacity as such, no Representative) shall have any fiduciary duty to the Venture Entities or any other Shareholders (or any other person or entity bound by this Agreement or the Master Formation Agreement) by reason of this Agreement or the Master Formation Agreement or the existence of the Venture Entities or their respective ownership interests therein, except that each Shareholder shall be subject to the implied contractual covenant of good faith and fair dealing and to the covenants and express obligations set forth in this Agreement and the Master Formation Agreement.  The provisions of this Agreement and the Master Formation Agreement, to the extent that they eliminate the duties of a Shareholder (and the Representatives, solely in their capacity as such) otherwise existing at law or in equity, are agreed by the parties hereto to eliminate such other duties of such Shareholder (and the Representatives, solely in their capacity as such), to the maximum extent permitted by Applicable Law.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.

Cameron International Corporation

By:	/s/ William C. Lemmer
	Name:	William C. Lemmer
	Title:	Senior Vice President & General Counsel

[Cameron Signature Page to Shareholders’ Agreement]

Schlumberger Limited

By:	/s/ Ashok Belani
	Name:	Ashok Belani
	Title:	Executive Vice President

Schlumberger Technology Corporation

By:	/s/ Jean-Francois Poupeau
	Name:	Jean-Francois Poupeau
	Title:	Vice President

Schlumberger Holdings B.V.

By:	/s/ Abraham R. Verburg
	Name:	Abraham R. Verburg
	Title:	Director

[Schlumberger Signature Page to Shareholders’ Agreement]

OneSubsea LLC

By:	/s/ William C. Lemmer
	Name:	William C. Lemmer
	Title:	President

OneSubsea B.V.

By:	/s/ Justin Purcell
	Name:	Justin Purcell
	Title:	Managing Director A

By:	/s/ C.C. van der Broek (Attorney-in-fact) and J.P.V.G. Visser (Attorney-in-fact)
	Name:	Trust International Management (T.I.M.) B.V.
Managing Director B

OneSubsea Lux German Holdings S.À r.l.

By:	/s/ William C. Lemmer
	Name:	William C. Lemmer
	Title:	Manager

By:	/s/ H. Keith Jennings
	Name:	H. Keith Jennings
	Title:	Manager

[OneSubsea Signature Page to Shareholders’ Agreement]

Exhibit A

Form of Indemnification Agreement